Exhibit 99.1

Contacts:
Joseph Jones (Media)	Richard Veldran (Investors/Analysts)
jonesjo@dnb.com	veldranr@dnb.com
973.921.5732	973.921.5863

D&B Announces Executive Appointments to Drive

Implementation of Strategy

•	Sara Mathew promoted to Company President and Chief Operating Officer

•	Anastasios Konidaris promoted to Chief Financial Officer

•	Jeffrey Hurwitz promoted to General Counsel

•	David Lewinter, formerly General Counsel, assumes role as Leader, Global Reengineering

Short Hills, N.J. – February 28, 2007 – D&B today announced executive appointments to drive the implementation of the Company’s long-term strategy. These appointments are effective March 1.

Sara Mathew is promoted to the Company’s President and Chief Operating Officer, reporting to Steve Alesio, D&B’s Chairman and CEO. Sara joined D&B in August 2001 as Chief Financial Officer. Since then, she has assumed additional executive assignments, while retaining her CFO role. Sara has been instrumental in helping lead the Company to consistently deliver on its strong financial commitments to shareholders. In January 2006, she added responsibility as President—International and in September 2006, she relinquished that role and then became President – U.S. Prior to joining D&B, Sara had an 18-year career with Procter & Gamble, where she served in a number of executive positions in finance and general management, both domestically and overseas.

In her new role as President and COO, Sara will focus on driving the Company’s U.S. business and Jim Howland, who joined D&B in August 2006 as President – International, will now report to Sara.

"Sara has been a partner in driving the transformation of D&B over the past 5 years. I am confident in her ability to lead our Company operations, enabling me to continue to focus on our strategic plans,” said Steve Alesio, Chairman and CEO of D&B. “Jim Howland is a seasoned general manager with a strong record of business transformation. We will continue to leverage his extensive experience to help drive our international business.”

Anastasios (Tasos) Konidaris is promoted to CFO, reporting to the CEO. Tasos joined D&B in March 2005 to lead the Company’s global finance operations and began serving as Principal Accounting Officer in May 2005. In his two years with D&B, Tasos has taken on increased financial leadership responsibility. He has had accountability for the financial operations supporting the Company’s U.S. and International businesses. He has also had corporate finance responsibility, including accounting, financial reporting, audit and controls. Tasos joined D&B with more than 15 years of experience in general management and global finance operations, including a role as Group Vice President of a division at Schering-Plough. Tasos previously served as Vice President of Finance, North America at Pharmacia Corporation and held senior leadership roles in finance, operations and marketing at Bristol-Myers Squibb, Sandoz Corporation and Rhone-Poulenc Rorer.

Jeffrey Hurwitz is promoted to General Counsel, reporting to the CEO. Jeff joined D&B in September 2003 as Deputy General Counsel and assumed responsibility as lead counsel on the Company’s M&A and international partnership initiatives. Since joining D&B, Jeff has taken on increasing responsibility for running the day-to-day operations of the Company’s Legal Department. Jeff joined D&B with extensive experience in M&A, corporate governance and compliance and litigation management. He served as Corporate Senior Vice President, General Counsel and Secretary for Covance, Inc. – a global drug development company, which he helped take public as part of the spin-off from Corning, Incorporated. Jeff was also Of Counsel at Hale and Dorr LLP.

David Lewinter, the Company’s General Counsel since 2002, assumes the role of Leader – Global Reengineering, reporting to the CEO. In this role, David will increase his focus on driving the sustainability of D&B’s flexible business model to fund growth-creating investments year after year. He will lead the execution of the Company’s multi-year reengineering program designed to significantly reduce its business complexity. David joined D&B in 1999 as corporate secretary, where he led the separation of Moody's Corporation and the launch of the new D&B as an independent public company. David later led the Company’s European legal affairs, where he realigned the delivery of legal support to drive the Company's international business strategy. Assuming the role of General Counsel in 2002, David drove the Company’s legal, governance and compliance strategy and led the resolution of most of its legacy tax matters.

“The appointments we’re announcing today provide further evidence of our ability to develop bench strength, a key component of our future success,” continued Alesio. “Sara, Jim, Tasos, Jeff and David have proven track records and their experience will drive consistency in our business and sustainability in performance,” Alesio added.

"I’m confident that with these executive appointments, as well as the strength of our entire Global Leadership Team, we will continue to deliver on our commitments and create increasing value for our shareholders," Alesio concluded.

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About D&B

D&B (NYSE:DNB) is the world’s leading source of commercial information and insight, enabling companies to Decide with Confidence® for 165 years. D&B’s global commercial database contains more than 110 million business records. The database is enhanced by D&B’s proprietary DUNSRight® Quality Process, which transforms the enormous amount of data D&B collects daily into decision-ready insight. Through the D&B Worldwide Network – an unrivaled alliance of D&B and leading business information providers around the world – customers gain access to the world’s largest and highest quality global commercial business information database.

D&B’s customers are many of the world’s largest and most successful enterprises as well as mid-size companies and entrepreneurial start-ups. Customers use D&B Risk Management SolutionsTM to mitigate credit risk, increase cash flow and drive increased profitability; D&B Sales & Marketing SolutionsTM to increase revenue from new and existing customers; D&B E-Business SolutionsTM to convert prospects into clients faster by enabling business professionals to research companies, executives and industries; and D&B Supply Management SolutionsTM to generate ongoing savings through supplier consolidation, and to protect their businesses from supply chain disruption and serious financial, operational and regulatory risk. For more information, please visit www.dnb.com.

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